**salon media group**

Amended and Restated Employment Agreement

June 20, 2017

Jordana Havriluk Brondo
58 Shelley Drive
Mill Valley, CA 94941
JordanaBrondo@gmail.com

Dear Jordana,

On behalf of Salon Media Group, Inc. (the "Company"), I am pleased to present our offer of employment to you for the position of Chief Revenue Officer, reporting to CEO, Jordan Hoffner. This letter sets out the terms of your employment with the Company, with an expected start date of November 28, 2016. You and the Company agree to keep this offer of employment confidential until the Company has received Board of Director approval, at which time the Company will issue a mutually agreed upon press release.

You will be paid a starting base salary of $7,916.67 paid semi-monthly (which equals $190,000 per year), less applicable tax and other withholdings. You will be eligible to participate in the Company's Programmatic commission program (Appendix A); the commission program will allow an annual commission of $242,000 if you reach a goal of net revenue generated from programmatic Advertising Sales on first $7.2M (net revenue defined as net of all sales costs) to be paid out quarterly. Commissions above $7.2M will be paid out at 7.5%. In addition, you will eligible to participate in the data sales business plan and paid 7.5% commission of net revenues. You will present a compensation plan for the data sales business plan to the CEO and compensation committee for approval outlining the lines of business, KPIs, and revenue targets. The commission plans will be paid out at a frequency to be determined, but no less than annually at the discretion of the CEO and Compensation Committee. You will be paid a $50,000 advance commission for the first calendar quarter of 2017 payable April 1st, 2017, you must be employed on payment date in order to receive the $50,000 advance commission. The advance commission will need to be covered 100% by future net revenues generated prior to additional commission payment per the Programmatic commission program. In addition, you will also be eligible to participate in various Company fringe benefit plans, including medical, dental, vision, paid maternity leave for 9- weeks of full compensation (base salary and commission) if you apply for short-term disability leave, short- term disability, long-term disability, life insurance, 401(k), and vacation programs.

Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 0.25% of fully diluted options of Company common stock under the Company's stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. The option grant date is the date of actual approval by Salon's Board of Directors. Your option will vest in equal increments per year per the standard vesting schedule of the stock option plan over a period of four years. In addition, you will be eligible for two additional stock option

grants of 0.125% to begin vesting per the standard option plan on the 1st day of the next fiscal year (March 1, 2017) and 0.125% the following fiscal year (March 1, 2018) if agreed upon revenue targets are reached in respective prior year and will be subject to the terms and conditions of the Company's stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is "at will"; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign the Company's standard form of employee nondisclosure and assignment agreement, and to provide the Company with documentation establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and an authorized representative of the Company.

Jordana, we look forward to working with you at Salon. Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

Salon Media Group, Inc.

DocuSigned by: Jordan Hoffner

By______________________
Jordan Hoffner
Chief Executive Officer

I agree to and accept employment with Salon Media Group, Inc. on the terms and conditions set forth in this agreement.

salon media group

Employee Signature
Jordana Havriluk Brondo

870 Market Street, Suite 528
San Francisco, California 94102
Phone (415) 645-9200 Fax (415) 645-9202